Exhibit P

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of April 11, 2005 between each of the purchasers set forth on Exhibit A-1 (the “Purchaser”), Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), and Magellan Midstream Holdings, L.P., a Delaware limited partnership (the “Selling Unitholder”). In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Subordinated Units. Subject to the terms and conditions hereof, each Purchaser shall purchase from the Selling Unitholder, and the Selling Unitholder shall sell to each Purchaser, the number of subordinated units representing limited partner interests in the Partnership (“Subordinated Units”) as set forth on Exhibit A-1 (such number of Subordinated Units set forth thereon with respect to each Purchaser, “Purchased Units”). The purchase price for the Purchased Units shall be $28.75 per Purchased Unit (the “Purchase Price”). Notwithstanding the foregoing, if the two-for-one unit split (the “Unit Split”) announced by the Partnership for all holders of record as of April 5, 2005 shall not have been consummated prior to the Closing (as hereinafter defined) (a) the number of Purchased Units to be purchased by each Purchaser shall be the number set forth on Exhibit A-2, (b) the Purchase Price shall be $57.50 per Purchased Unit and (c) upon consummation of such Unit Split, each Purchaser shall be entitled to receive from the Partnership an additional Subordinated Unit in respect of each Purchased Unit. In the event that the Unit Split shall not have been consummated prior to the Closing, for purposes hereof, “Purchased Units” shall include the additional Subordinated Units issued to each Purchaser upon consummation of the Unit Split.

2. Closing. The closing of such purchase and sale (the “Closing”) shall take place at the offices of Andrews Kurth LLP, Houston, Texas, at 9:00 a.m. on April 13, 2005, or at such other time or on such other date as the parties shall have agreed (the “Closing Date”). Upon Closing:

(a) the Selling Unitholder shall deliver to each Purchaser (i) a duly executed certificate, signed by the Partnership, representing the number of Purchased Units purchased by such Purchaser in the name of such Purchaser (or designee provided in writing), (ii) a copy of a letter from the Selling Unitholder, addressed to and acknowledged by the general partner of the Partnership, instructing the Partnership to cancel one or more certificates in the name of the Selling Unitholder representing a number of Subordinated Units equal to the aggregate number of Purchased Units purchased by all of the Purchasers and (iii) a copy of such cancelled certificate(s); and

(b) each Purchaser shall pay the full purchase price for the Purchased Units purchased by such Purchaser by wire transfer of immediately available funds to the following account: Account Name: Magellan Midstream Holdings, L.P., Account No.: 637237108, Bank: Bank One, N.A., Chicago, Illinois, ABA No.: 071000013.

3. Representations of the Partnership. The Partnership hereby represents and warrants to each Purchaser as follows:

(a) Registration Statement and Prospectus. A registration statement on Form S-3 (File No. 333-109732) with respect to the Purchased Units, among other securities of the Partnership, has (i) been prepared by the Partnership in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder, (ii) been filed with the Commission under the Securities Act, and (iii) become effective under the Securities Act. Copies of such registration statement and each of the amendments thereto, if any, have been delivered by the Selling Unitholder and the Partnership to the Purchaser. As used in this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Effective Date” means the date of the Effective Time; “Preliminary Prospectus” means (i) the prospectus included in such registration statement, or amendments thereto, before such registration statement became effective under the Securities Act, or (ii) any prospectus supplement, including the accompanying base prospectus, relating to the offer and sale of the Purchased Units filed with the Commission by the Partnership after the effectiveness of such registration statement pursuant to Rule 424(b) of the Rules and Regulations; “Registration Statement” means the registration statement referred to above, as amended at the Effective Time; and “Prospectus” means the final prospectus supplement relating to the Purchased Units and the offering thereof, including the accompanying base prospectus, as first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations after the date and time this Agreement is executed. Reference made herein to any Preliminary Prospectus or to the Prospectus shall be deemed to refer to and include any information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and incorporated by reference in the Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of the Partnership filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Time that is incorporated by reference in the Registration Statement. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus.

The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will, when they become effective or are filed with the Commission, as the case may be, conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and do not and will not, as of the applicable Effective Date (as to the Registration Statement and any amendment thereto) and as of the applicable filing date (as to the Prospectus and any amendment or supplement thereto) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in the light of the circumstances under which the statements were made).

(b) Incorporated Documents. The documents incorporated by reference in the Registration Statement and the Prospectus (the “Incorporated Documents”), when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder, and none of the Incorporated Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and any further documents so filed and incorporated by reference in the Registration Statement and the Prospectus, respectively, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Existence; No Breach. (i) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with all necessary partnership power and authority to own its properties and conduct its business as described in the Prospectus; (ii) the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby and thereby (A) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Partnership is a party or by which the Partnership is bound or to which any of the property or assets of the Partnership is subject, (B) will not result in any violation of the provisions of the certificate of limited partnership or the partnership agreement of the Partnership, or (C) will not violate any statute or order, rule or regulation of any court or governmental agency or body having jurisdiction over the Partnership or the property or assets of the Partnership, except in the case of clauses (ii)(A) and (ii)(C), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, results of operation or prospects of the Partnership (a “Material Adverse Effect”).

(d) Permits. The Partnership has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities as are necessary to own its properties and to conduct its business in the manner described in the Prospectus, subject to such qualifications as may be set forth in the Prospectus and except for such permits which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

(e) No Material Adverse Effect. Except as set forth in or contemplated by the Incorporated Documents filed with the Commission on or prior to the date hereof, since the date of the Partnership’s most recent annual report on Form 10-K filed with the Commission, the Partnership and its subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (i) change, event, occurrence, effect, fact, circumstance or condition that has had or could be reasonably expected to have a Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to the Partnership and its subsidiaries and that also affect other companies that participate or are engaged in the lines of business in which the Partnership and its subsidiaries participate or are engaged, except to the extent such condition or development affects the Partnership to a significantly greater extent than other similarly situated companies, (ii) acquisition or disposition of any material asset by the Partnership or its subsidiaries or any contract or arrangement therefor otherwise than for fair value in the ordinary course of business or (iii) material change in the Partnership’s accounting principles, practices or methods.

(f) No Investment Company. The Partnership is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g) Authorization; Enforceability. The Partnership has all necessary partnership power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement (as hereinafter defined). The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Partnership and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of the Partnership, its general partner or its unitholders is required. This Agreement and the Registration Rights Agreement have been duly authorized by the Partnership; this Agreement has been duly executed and delivered by the Partnership and constitutes, and upon due execution and delivery by the Partnership at Closing the Registration Rights Agreement will constitute, a legal, valid and binding agreement of the Partnership, enforceable in accordance with its terms; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(h) Authorization of Units; Listing. The Purchased Units were duly authorized and validly issued by the Partnership and are fully paid (to the extent required by the Partnership’s partnership agreement) and nonassessable (except as such nonassessability may be limited by the Delaware Revised Uniform Partnership Act). The common units representing limited partnership interests in the Partnership (the “Common Units”) that are issuable on conversion of the Purchased Units have been duly authorized and reserved by the Partnership and, upon issuance, will be validly issued, fully paid (to the extent required by the Partnership’s partnership agreement) and nonassessable (except as such nonassessability may be limited by the Delaware Revised Uniform Partnership Act), and such Common Units have, subject to issuance, been approved for listing on the New York Stock Exchange.

4. Representations of the Selling Unitholder. The Selling Unitholder hereby represents and warrants to each Purchaser as follows:

(a) Valid Title; No Liens. The Selling Unitholder has good and valid title to the Purchased Units, free and clear of all liens, encumbrances, equities or claims other than such as exist under and as a result of the pledge of the Purchased Units to secure indebtedness outstanding, interest and other obligations under the Credit Agreement, dated as of December 10, 2004 (the “Selling Unitholder Credit Agreement”), among the Selling Unitholder, Lehman Brothers Inc. and Goldman Sachs Credit Partners, L.P., as Joint Lead Arrangers, Lehman Brothers Commercial Paper Inc., as Administrative Agent and the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Credit Agreement Lien”). Upon delivery of the Purchased Units and payment therefor pursuant hereto, good and valid title to such Purchased Units, free and clear of all liens, encumbrances, equities or claims, including the Credit Agreement Lien, will pass to the Purchaser.

(b) Existence; No Breach. (i) The Selling Unitholder has been duly formed and is validly existing in good standing as a limited partnership under the laws of the state of Delaware, with all necessary power and authority to own its properties and to conduct its business as currently conducted; (ii) the execution, delivery and performance of this Agreement by the Selling Unitholder and the consummation by the Selling Unitholder of the transactions contemplated hereby (A) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Selling Unitholder is a party or by which the Selling Unitholder is bound or to which any of the property or assets of the Selling Unitholder is subject, (B) will not result in any violation of the provisions of the certificate of limited partnership or the partnership agreement of the Selling Unitholder, or (C) will not violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Selling Unitholder or the property or assets of the Selling Unitholder, except in the case of clauses (ii)(A) and (ii)(C), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or prospects of the Selling Unitholder.

(c) Authorization; Enforceability. The Selling Unitholder has all necessary partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Selling Unitholder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of the Selling Unitholder, its general partner or its unitholders is required. This Agreement has been duly executed and delivered by the Selling Unitholder and constitutes a legal, valid and binding agreement of the Selling Unitholder, enforceable in accordance with its terms; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Brokerage Fee. There are no contracts, agreements or understandings between the Selling Unitholder and any person that would give rise to a valid claim against the Selling Unitholder for a brokerage commission, finder’s fee or other like payment in connection with the purchase and sale of the Purchased Units pursuant to this Agreement.

5. Representations of the Purchaser. Each Purchaser, severally and not jointly, hereby represents and warrants to the Selling Unitholder and the Partnership as follows:

(a) Existence. Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own its properties and to conduct its business as currently conducted.

(b) Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement. The execution,

delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. This Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Breach. The execution, delivery and performance of this Agreement and, if applicable, the Registration Rights Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and, if applicable, thereby will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (B) result in any violation of the provisions of the organizational documents of such Purchaser, or (C) violate any statute or order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (ii)(A) and (ii)(C), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement or, if applicable with respect to such Purchaser, the Registration Rights Agreement and could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or prospects of such Purchaser.

(d) No Brokerage Fee. There are no contracts, agreements or understandings between such Purchaser and any person that would give rise to a valid claim against the Selling Unitholder or the Partnership for a brokerage commission, finder’s fee or other like payment in connection with the purchase and sale of the Purchased Units purchased by such Purchaser pursuant to this Agreement.

(e) Ownership of Partnership Securities. Such Purchaser does not, as of the date hereof, and, as of the Closing Date, will not own ten percent or more of the Partnership’s issued and outstanding limited partner interests.

(f) Trading and Distribution Activities. Such Purchaser’s trading and distribution activities, if any, with respect to the Partnership’s limited partner interests, in connection with the sale of Purchased Units hereunder, will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the New York Stock Exchange.

6. Certain Covenants.

(a) Registration Rights Agreement. At Closing, the Partnership shall enter into a Registration Rights Agreement, substantially in the form attached as Exhibit B (the “Registration Rights Agreement”), with each Purchaser who, as of the Closing Date, holds, directly or indirectly, including pursuant to a total return swap or similar transaction, Common Units and Subordinated Units, including all Purchased Units purchased hereunder, having an aggregate

Market Value (as defined) of in excess of $35 million (each such Purchaser, a “Reg. Rights Purchaser”); provided, the Common Units and Subordinated Units held by Energy Income and Growth Fund and Fiduciary/Claymore MLP Opportunity Fund, respectively, may be aggregated for purposes of determining whether each such Purchaser is a Reg. Rights Purchaser. For purposes of this Section 6, the “Market Value” of (i) a Common Unit shall be its closing price on the New York Stock Exchange on the last trading day immediately preceding the Closing Date and (ii) a Subordinated Unit, including Purchased Units, shall be the Purchase Price; provided, in each case, such Market Value shall be adjusted, if necessary, to reflect the consummation of the Unit Split.

(b) Use of Proceeds. The Selling Unitholder shall use the proceeds received by it from the sale of Purchased Units hereunder in a manner that complies with the requirements of the Selling Unitholder Credit Agreement.

7. Conditions to the Parties’ Obligation to Close.

(a) The obligation of the Selling Unitholder to sell the Purchased Units at the Closing is subject to the satisfaction (or waiver by the Selling Unitholder), at or before the Closing, of each of the following conditions:

(i) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by or before any governmental authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal.

(ii) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or threatened by any governmental agency.

(iii) No action, suit or proceeding shall be pending against or involve the Selling Unitholder or any of its property that would materially and adversely affect the ability of the Selling Unitholder to perform its obligations under this Agreement and no such action, suit or proceeding shall be threatened or contemplated.

(iv) The representations and warranties of each Purchaser contained in Section 5 shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date), and each Purchaser shall have performed, satisfied and complied in all material respects with the covenants and conditions required hereby to be performed, satisfied or complied with by it at or before the Closing.

(v) The Selling Unitholder shall have received a certificate, dated the Closing Date, of a duly authorized officer of each Purchaser certifying on behalf of such Purchaser that each of the conditions set forth in paragraph 7(a)(iv) have been satisfied.

(vi) ZLP Opportunity Fund, L.P. and its controlling affiliates shall have entered into an agreement with the Partnership in form and substance satisfactory to the Partnership and its counsel, containing representations, warranties and agreements of the Purchasers and such affiliates relating to certain transactions with respect to the Purchased Units purchased by it.

Notwithstanding the foregoing, to the extent that one or more Purchasers fail to satisfy the conditions set forth in paragraphs 7(a)(iv), 7(a)(v) and 7(a)(vi) (if applicable), the Selling Unitholder shall not be obligated to sell Purchased Units only with respect to such Purchasers failing to satisfy such conditions and any such failure shall not otherwise affect the Selling Unitholder’s obligation to sell Purchased Units with respect to such other Purchasers as have satisfied such conditions.

(b) The obligation of each Purchaser to purchase the Purchased Units to be purchased by such Purchaser hereunder from the Selling Unitholder at the Closing is subject to the satisfaction (or waiver by such Purchaser), at or before the Closing, of each of the following conditions:

(i) The Partnership shall have filed with the Commission pursuant to Rule 424(b) a prospectus supplement regarding the sale of all of the Purchased Units.

(ii) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by or before any governmental authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal.

(iii) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or threatened by any governmental agency.

(iv) The representations and warranties of the Selling Unitholder contained in Section 4 shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date), and the Selling Unitholder shall have performed, satisfied and complied in all material respects with the covenants and conditions required hereby to be performed, satisfied or complied with by it at or before the Closing.

(v) Each Purchaser shall have received a certificate, dated the Closing Date, of a duly authorized officer of the general partner of the Selling Unitholder on behalf of the Selling Unitholder, certifying on behalf of the Selling Unitholder, that each of the conditions set forth in paragraph 7(b)(iv) have been satisfied.

(vi) The representations and warranties of the Partnership contained in Section 3 shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date), and the Partnership shall have performed, satisfied and complied in all material respects with the covenants and conditions required hereby to be performed, satisfied or complied with by it at or before the Closing.

(vii) Subsequent to the execution and delivery of this Agreement there shall not have occurred a Material Adverse Effect with respect to the Partnership.

(viii) Each Purchaser shall have received a certificate, dated the Closing Date, of a duly authorized officer of the general partner of the Partnership on behalf of the Partnership, certifying on behalf of the Partnership, that each of the conditions set forth in paragraphs 7(b)(vi) and 7(b)(vii) have been satisfied.

(ix) If the Unit Split has not been consummated, each Purchaser shall have received a certificate, dated the Closing Date, of a duly authorized officer of the general partner of the Partnership, certifying on behalf of the Partnership, that (a) the Unit Split has not been consummated, (b) the Selling Unitholder is not entitled to receive any Subordinated Units upon consummation of the Unit Split and (c) promptly upon the consummation of the Unit Split, such Purchaser shall be entitled receive a duly executed unit certificate, countersigned by the transfer agent for the Subordinated Units, in the name of such Purchaser (or an affiliate designated in writing) representing the number of additional Subordinated Units to which such Purchaser is entitled to receive upon consummation of the Unit Split, such number being equal to the number of Purchased Units set forth in Exhibit A-2 with respect to such Purchaser.

(c) The obligation of each Reg. Rights Purchaser to purchase Purchased Units from the Selling Unitholder hereunder at the Closing is subject to the execution and delivery of the Registration Rights Agreement, at or before the Closing, by the Partnership and such Reg. Rights Purchaser (or waiver of such condition by such Reg. Rights Purchaser).

8. Compliance. Each of the parties hereto shall comply with all federal and state securities laws, rules and regulations applicable to it in connection with the transactions contemplated by this Agreement.

9. Lock-Up Arrangements.

(a) During the period beginning on the Closing Date and continuing to and including April 30, 2005, the Selling Unitholder hereby agrees not to, directly or indirectly, sell, offer to sell, contract to sell, hedge, pledge, grant an option to purchase, issue any instrument convertible or exchangeable for or representing the right to receive, otherwise dispose of any securities of the Partnership (collectively, any such securities, “Partnership Securities”), or enter into any derivative transaction with similar effect as a sale of Partnership Securities, without the prior written consent of each of the Purchasers; provided, however, that the foregoing restrictions shall not apply to the sale of Purchased Units to the Purchasers pursuant to this Agreement.

(b) During the period beginning on the Closing Date and continuing to and including April 30, 2005, the Partnership hereby agrees not to, directly or indirectly, sell, offer to sell, contract to sell, hedge, pledge, grant an option to purchase, issue any instrument convertible or exchangeable for or representing the right to receive, otherwise dispose of any Partnership

Securities, or enter into any derivative transaction with similar effect as a sale of Partnership Securities, without the prior written consent of each of the Purchasers; provided, however, that the foregoing restrictions shall not apply to (a) the issuance or disposition of Common Units pursuant to the Partnership’s Long Term Incentive Plan or, (b) if at Closing the Unit Split has not been consummated, the issuance of additional Common Units and Subordinated Units upon consummation of the Unit Split.

(c) During the period beginning on the Closing Date and continuing to and including the date ninety (90) days after such date, each Purchaser hereby agrees not to, directly or indirectly, sell, offer to sell, contract to sell, hedge, pledge, grant an option to purchase, issue any instrument convertible or exchangeable for or representing the right to receive, otherwise dispose of the Purchased Units purchased by such Purchaser hereunder, or enter into any derivative transaction with similar effect as a sale of such Purchased Units, without the prior written consent of the Partnership; provided, however, any Purchaser may enter into a total return swap transaction or similar transaction with respect to the Purchased Units purchased by it.

10. Termination.

(a) If (i) any condition to the Selling Unitholder’s obligation to close specified in Section 7(a) is not satisfied at or prior to the Closing Date or (ii) the Closing shall not have occurred on or before April 30, 2005, in either case, the Selling Unitholder may terminate this Agreement. In the event of any such termination of this Agreement pursuant to this Section 10(a), this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

(b) If (i) any condition to each Purchaser’s obligation to close specified in Section 7(b), and in the case of each Reg. Rights Purchaser Sections 7(b) and 7(c), is not satisfied at or prior to the Closing Date or (ii) the Closing shall not have occurred on or before April 30, 2005, in either case, any Purchaser may terminate this Agreement solely with respect to such Purchaser. In the event of any such termination by any such Purchaser pursuant to this Section 10(b), this Agreement shall forthwith become null and void as between such Purchaser, the Selling Unitholder and the Partnership and there shall be no liability on the part of any of such parties among themselves, provided that nothing herein shall relieve any such party from any liability or obligation with respect to any willful breach of this Agreement. Furthermore, any termination by any such Purchaser pursuant to this Section 10(b) shall not serve to terminate this Agreement as among any Purchaser not so terminating, the Selling Unitholder and the Partnership.

11. Notices. All statements, requests, notices, communications and agreements hereunder shall be in writing and shall be delivered or sent by courier service, registered or certified mail return receipt requested, courier service, personal delivery or facsimile transmission to the following addresses:

(a)	if to Kayne Anderson MLP Investment Company:

1800 Avenue of the Stars, Second Floor

Los Angeles, CA 90067

Attention: David Shladovsky

Facsimile: (310) 284-6490

and to:

Kayne Anderson MLP Investment Company

1100 Louisiana Street, Suite 4550

Houston, TX 77002

Attention: Kevin S. McCarthy

Facsimile: (713) 655-7359

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Robert V. Jewell

Facsimile: (713) 220-4285

(b)	if to Tortoise Energy Infrastructure Corporation:

20802 Mastin Blvd., Suite 222

Overland Park, Kansas

Attention: David Schulte

Facsimile: (913) 345-2763

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Robert V. Jewell

Facsimile: (713) 220-4285

(c)	if to Energy Income and Growth Fund or Fiduciary/Claymore MLP Opportunity Fund:

c/o Fiduciary Asset Management, LLC

8112 Maryland, Suite 400

St. Louis, Missouri 63105

Attention: James J. Cunnane, Jr.

Facsimile: (314) 863-4360

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Robert V. Jewell

Facsimile: (713) 220-4285

(d)	if to ZLP Opportunity Fund, L.P.

c/o Zimmer Lucas Partners, LLC

45 Broadway, 28th Floor

New York, New York 10006

Attention: Craig Lucas

Facsimile: (212) 440-0777

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

Attention: David Falck

Facsimile: (212) 858-1500

(e)	if to the Selling Unitholder:

Magellan Midstream Holdings, L.P.

One Williams Center, Suite 2800

Tulsa, Oklahoma 74172

Attention: Lonny Townsend

Facsimile: (918) 574-7039

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002

Attention: Dan A. Fleckman

Facsimile: (713) 615-5859

(f)	if the Partnership:

Magellan Midstream Partners, L.P.

One Williams Center, Suite 2800

Tulsa, Oklahoma 74172

Attention: Lonny Townsend

Facsimile: (918) 574-7038

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002

Attention: Dan A. Fleckman

Facsimile: (713) 615-5859

or to such other address as any of such parties shall designate in writing. Notice given by delivery or courier service shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the third business day following deposit with the U.S. Post Office, first-class postage pre-paid and return receipt requested. Notice given by facsimile transmission shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.

12. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by each of the parties hereto.

13. Survival. The respective representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the delivery of and payment for the Purchased Units and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them.

14. Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof

15. Successors. This Agreement will be binding on and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person will have any right or obligation hereunder. No Purchaser may assign this Agreement without the written consent of the Selling Unitholder and the Partnership. Neither the Selling Unitholder nor the Partnership may assign this Agreement without the written consent of each Purchaser. No purchaser of Purchased Units from any Purchaser hereunder shall be deemed to be a successor or assign by reason merely of such purchase.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their respective representatives, hereunto duly authorized, as of the date first written above.

SELLING UNITHOLDER:

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	Magellan Midstream Management, LLC,
its general partner

By:
John D. Chandler
Chief Financial Officer

PARTNERSHIP:

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC,
its general partner

By:
John D. Chandler
Chief Financial Officer

Purchase Agreement Signature Page

PURCHASERS:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:
Kevin S. McCarthy
Chief Executive Officer and President

Purchase Agreement Signature Page

ZLP OPPORTUNITY FUND, L.P.

By:	Zimmer Lucas Partners, LLC
its general partner

By:
Craig Lucas
Managing Member

Purchase Agreement Signature Page

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:
Terry Matlack
Chief Financial Officer

Purchase Agreement Signature Page

ENERGY INCOME AND GROWTH FUND

By:
James A. Bowen
President

Purchase Agreement Signature Page

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

By:
James J. Cunnane, Jr.
Managing Director & Senior Portfolio Manager

Purchase Agreement Signature Page

EXHIBIT A –1

POST-SPLIT

Purchaser	Number of Purchased Units
Kayne Anderson MLP Investment Company ZLP Opportunity Fund, L.P.	3,478,261 984,044
Tortoise Energy Infrastructure Corporation	521,739
Energy Income and Growth Fund	347,826
Fiduciary/Claymore MLP Opportunity Fund	347,826

Total	5,679,696

EXHIBIT A –2

PRE-SPLIT

Purchaser	Number of Purchased Units
Kayne Anderson MLP Investment Company	1,739,131
ZLP Opportunity Fund, L.P.	492,022
Tortoise Energy Infrastructure Corporation	260,869
Energy Income and Growth Fund	173,913
Fiduciary/Claymore MLP Opportunity Fund	173,913

Total	2,839,848

Exhibit A